FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Kenneth D. Najour Chief Financial Officer T: 561-682-8947 E: Kenneth.Najour@AltisourceAMC.com

Altisource Residential Corporation Reports Second Quarter 2013 Results

FREDERIKSTED, USVI July 23, 2013 (GLOBE NEWSWIRE) - Altisource Residential Corporation (Residential or the Company) (NYSE: RESI) announced today financial and operating results for the second quarter of 2013. Net income for the second quarter of 2013 totaled $5.2 million or $0.26 per share based on a weighted average of 20.3 million shares outstanding.

Net income for the six months ended June 30, 2013 totaled $4.2 million or $0.29 per share based on a weighted average of 14.5 million shares outstanding.

Second quarter business performance highlights:

•	On April 5, 2013, we completed an acquisition of a portfolio of non-performing residential mortgage loans (NPLs) having an unpaid principal balance, or UPB, of $172.1 million.

•	On May 1, 2013, we completed a follow-on equity offering of 17,250,000 shares at $18.75 per share from which we received net proceeds of $309.5 million.

•	In addition, during the quarter we agreed to acquire two NPL portfolios with $470 million in UPB. These recent transactions are expected to close in July 2013.

•	Net investment gains for the quarter totaled $8.9 million.

Chairman William Erbey stated, "I am pleased with the progress we have been able to achieve to date. We are meeting our targets in NPL acquisitions, loan resolutions and capital raising, three key pillars of our business. Upon closing of the most recent transactions, our NPL acquisitions will total approximately 4,100 loans representing $820 million in UPB and $625 million in underlying property value. We are well on our way to achieve our first year goal of acquiring loans that will eventually result in 5,000 rental properties."

"I am encouraged by the early results of our NPL portfolio and the progress we made in loan resolutions in the short time period since inception of operations," said Chief Executive Officer Ashish Pandey. "Our portfolio acquisitions and the positive early results in loan resolution reflect the sound execution of our business plan and strategy."

Webcast and conference call
The Company will host a webcast and conference call on Tuesday, July 23, 2013, at 10:00 A.M Eastern Time to discuss its financial results for the second quarter of 2013. The conference call will be webcast live over the internet from the Company's website at www.altisourceresi.com and can be accessed by clicking on the “Shareholder” section.

About Residential
Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties through the purchase of distressed mortgage loan portfolios. Residential's strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of unmodified loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management's beliefs and expectations. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential's ability to achieve its business and strategy and implement its business plan; Residential's ability to leverage strategic relationships on an efficient and cost-effective basis, its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the "Forward-Looking Statements," "Risk Factors" and other sections of Residential's Registration Statement on Form 10, its Annual Report on Form 10-K, its Registration Statement on Form S-11, its Quarterly Report on Form 10-Q for the first quarter of 2013 and other filings with the Securities and Exchange Commission.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30, 2013	Six months ended June 30, 2013

Net gain on investments:
Net unrealized gain on mortgage loans	$7,165	$8,293
Net realized gain on mortgage loans	1,719	2,106
Total net gain on investments	8,884	10,399
Expenses:
Residential rental property operating expenses	84	84
Related party mortgage loan servicing costs	1,242	1,634
Interest expense	654	696
Related party general and administrative	1,156	2,234
General and administrative	714	1,701
Total expenses	3,850	6,349
Other income	193	193
Net income	$5,227	$4,243

Earnings per share of common stock – basic:
Earnings per basic share	$0.27	$0.31
Weighted average common stock outstanding – basic	19,374,601	13,624,599
Earnings per share of common stock – diluted:
Earnings per diluted share	$0.26	$0.29
Weighted average common stock outstanding – diluted	20,259,184	14,522,227

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2013	December 31, 2012
Assets:
Real estate assets, net:
Land	$4	$—
Rental residential properties, net	54	—
Real estate owned	3,749	—
	3,807	—
Real estate assets held for sale	901	—
Mortgage loans	163,520	—
Cash and cash equivalents	223,315	100,005
Related party receivables	3,183	—
Deferred leasing and financing costs, net	868	—
Prepaid expenses and other assets	20,262	6
Total assets	415,856	100,011
Liabilities:
Repurchase agreement	472	—
Accounts payable and accrued liabilities	1,138	46
Related party payables	501	54
Total liabilities	2,111	100
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; and 25,067,204 and 7,810,708 shares issued and outstanding, respectively	251	78
Additional paid-in capital	409,340	99,922
Retained earnings/(accumulated deficit)	4,154	(89)
Total equity	413,745	99,911
Total liabilities and equity	$415,856	$100,011